Company Contact:	Investor Relations Contact:
Mr. Jing Xie	Mr. Crocker Coulson, President
Secretary of Board and Vice President	CCG Investor Relations
Universal Travel Group	Phone: +1-646-213-1915 (NY office) or
Phone: +86-755-8366-8489	Mr. Gary Chin, Phone: +1-646-213-1909
Email: 06@cnutg.cn	E-mail: crocker.coulson@ccgir.com
us.cnutg.com	www.ccgirasia.com

FOR IMMEDIATE RELEASE

Universal Travel Group Provides Update on Chongqing Expansion and Forms Strategic Partnership with China Telecom

SHENZHEN, China, September 3, 2009 – Universal Travel Group (Amex: UTA) (“Universal Travel Group” or the “Company”), a growing travel services provider in the People’s Republic of China (“PRC”) specializing in online and customer representative services to the travel service industry offering packaged tours, air ticketing and hotel reservation services, today announced successful achievement of new milestones with regards to its Chongqing expansion strategy and also that it has formed a strategic partnership with China Telecommunications Corporation (“China Telecom”) to rollout an additional 100 TRIPEASY Kiosks equipped with China Telecom’s 3G services in the third quarter.

In terms of the Company’s expansion into Chongqing where it recently established a new second home base, the Company has formed partnerships with 50 travel agencies to expand its regional coverage and market share to support its core packaged tours, air ticketing and hotel reservation businesses.  It has also placed 30 of its revolutionary TRIPEASY Kiosks throughout Chongqing in apartment and residential communities to support its retail effort and marketing strategy.  The Company’s call center in Chongqing has quickly ramped up and is operating at full capacity to accommodate the high demand from callers.

The Company also formed a strategic partnership with China Telecom to upgrade Universal Travel Group’s TRIPEASY Kiosks by enabling them with 3G internet connection.  The faster connection will increase efficiency and effective transaction execution which should boost customer satisfaction, increase the total number of transactions each Kiosk can accommodate and provide opportunities for additional service offerings.  China Telecom’s stable connection and vast coverage should complement Universal Travel Group’s Kiosks expansion and placement going forward.  The Company will rollout 100 TRIPEASY Kiosks with 3G services in the third quarter of 2009, which will be placed throughout the Chongqing Delta area.  The partnership will raise the total number of operational Kiosks to approximately three hundred.

"We are pleased to report significant progress on our successful expansion into western China, providing another leg of growth for our company.  In addition, our partnership with China Telecom represents another milestone for us and in the rollout of our TRIPEASY Kiosks," said Ms. Jiangping Jiang, Chairwoman and CEO of Universal Travel Group. "We believe it is critical to provide the most technologically advanced and efficient service to our customers.  We will continually seek innovative solutions to service all travelers in the PRC."

About Universal Travel Group

Universal Travel Group, a growing travel services provider in the PRC, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout the PRC via the internet and through customer representatives. Under the theme “Wings towards a more colorful life” the company's core services include tour packaging for customers and booking services for air tickets and hotels. In 2007, Universal Travel Group completed the acquisitions of Shenzhen Speedy Dragon, specializing in air cargo transportation; Xi’an Golden Net, specializing in travel packaged tours; Shanghai LanBao, specializing in hotel reservation and Foshan Overseas International, a PRC-based company that handles domestic and international travel inquiries. In 2009, Universal Travel Group sold Shenzhen Speedy Dragon to focus on more profitable travel related businesses and its cost effective TRIPEASY Kiosks expansion. Universal Travel Group's goal is to become the PRC’s leading travel services provider in all fields of the tourism industry including the aviation, hotel booking and tour packaging segments. For more information about the Company, please visit us.cnutg.com.

About China Telecom

China Telecommunications Corporation (“China Telecom”) is a large, state-owned telecom operator in China, and was selected as one of the “Top 500 Global Corporations” for many years. China Telecom mainly provides integrated information services including fixed-line telephone, mobile service, Internet connection and applications services. By the end of 2008, China Telecom owned 214 million fixed line telephone subscribers, 35.44 million mobile subscribers, and 47.18 million broadband customers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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